Exhibit 99.1

Investor Release	FOR MORE INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Investors: Mary Healy, 630-623-6429
7/22/04	Media: Anna Rozenich, 630-623-7316

McDONALD’S SECOND QUARTER EPS RISES 27% TO NEW RECORD;

MARGINS WIDEN ON STRONG COMPARABLE SALES WORLDWIDE

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the second quarter and six months ended June 30, 2004. The Company reported diluted earnings per share of $0.47, up 27% for the quarter and $0.87, up 32% for the six months driven by strong comparable sales across all business segments. The Company posted double-digit growth in Systemwide sales, revenues, operating income and earnings per share for both the quarter and six months, and reported the following highlights for the quarter:

•	Revenues increased 10% (7% in constant currencies) to $4.7 billion, Systemwide sales increased 11% (8% in constant currencies), and comparable sales increased 7.8% for the quarter.

•	Company-operated restaurant margins increased $74.5 million ($58.2 million in constant currencies) and 90 basis points to 15.4%, and franchised restaurant margins increased $110.8 million ($87.0 million in constant currencies) and 100 basis points to 79.8%.

•	Operating income increased 17% (13% in constant currencies).

•	Diluted earnings per share increased 27% (22% in constant currencies) to $0.47 compared with $0.37 for second quarter 2003.

President and Chief Executive Officer Charlie Bell said, “Our Plan to Win, with its focus on customers, continues to deliver results worldwide. This quarter’s performance reflects higher sales, more customer visits and enhanced profitability. We’re increasing McDonald’s relevance and keeping our brand in demand with faster service, better tasting and more contemporary food and beverage offerings, cleaner, more modern restaurants, attractive everyday value, and hip, fresh marketing.

“As encouraged as we are by current performance, we still have work to do. We will remain focused on operational excellence, leadership marketing, innovation and financial discipline. We’ll continue to share successful initiatives throughout the System such as our appealing Salads Plus menu, eye-catching restaurant reimaging concepts, and branded affordability programs.

“We’ll also continue to manage costs and effectively deploy our significant and growing cash flow. This year, we’ll invest

$1.5 billion to $1.6 billion in our business, reduce debt by $500 million to $700 million, and return more than $1 billion of cash to shareholders through dividends and share repurchase.

“In the U.S., second quarter comparable sales performance remained strong. U.S. Company-operated margins for the quarter reached 19.5%, a level not achieved since 1994, despite a challenging commodity cost environment.

“Europe’s momentum continued to build, with the segment reporting its strongest comparable sales growth rate in more than two years. We are encouraged by this progress and confident that our service, food, value and marketing initiatives will generate steady improvements over the long term.

“We’ve also seen renewed strength in Asia/Pacific with continued robust trends in Australia, a strong rebound in China, and encouraging signs of improvement in Japan.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per common share data

Quarters ended June 30,	2004	2003	% Inc	Currency Translation Benefit	% Increase Excluding Currency Translation

Revenues	$4,729.0	$4,280.8	10	$135.4	7
Operating income	965.9	826.2	17	30.7	13
Net income	590.7	470.9	25	14.3	22
Net income per common share—diluted	0.47	0.37	27	0.02	22

Six months ended June 30,

Revenues	$9,128.7	$8,080.5	13	$423.4	8
Operating income	1,824.3	1,500.8	22	90.6	16
Income before cumulative effect of accounting change	1,102.2	835.1	32	44.3	27
Net income	1,102.2	798.3	38	44.3	33
Per common share—diluted:
Income before cumulative effect of accounting change	0.87	0.66	32	0.04	26
Net income	0.87	0.63	38	0.04	32

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

•	Constant currency results are calculated by translating current year results at prior year average exchange rates.

•	Systemwide Sales include sales at all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements.

•	Comparable Sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speaks only as of July 22, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will host a live investor webcast at 10:00 a.m. Central Time on July 22, 2004. For access, go to www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for additional, supplemental information related to the Company’s results for the quarter and six months ended June 30, 2004.

The Company plans to release July 2004 sales information on Monday, August 9.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc/ (Dec)

Quarters ended June 30,	2004	2003	$	%

Revenues
Sales by Company-operated restaurants	$3,511.9	$3,189.7	322.2	10
Revenues from franchised and affiliated restaurants	1,217.1	1,091.1	126.0	12

TOTAL REVENUES	4,729.0	4,280.8	448.2	10

Operating costs and expenses
Company-operated restaurant expenses	2,985.5	2,744.0	241.5	9
Franchised restaurants—occupancy expenses	245.7	231.0	14.7	6
Selling, general & administrative expenses	496.5	466.4	30.1	6
Other operating expense, net	35.4	13.2	22.2	n/m
Total operating costs and expenses	3,763.1	3,454.6	308.5	9

OPERATING INCOME	965.9	826.2	139.7	17

Interest expense	88.1	101.7	(13.6)	(13)
Nonoperating expense, net	11.9	16.3	(4.4)	(27)
Income before provision for income taxes	865.9	708.2	157.7	22
Provision for income taxes	275.2	237.3	37.9	16

NET INCOME	$590.7	$470.9	119.8	25

NET INCOME PER COMMON SHARE-DILUTED	$0.47	$0.37	0.10	27

Weighted average common shares outstanding-diluted	1,268.0	1,277.5

n/m Not meaningful

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)

Six months ended June 30,	2004	2003	$	%

Revenues
Sales by Company-operated restaurants	$6,794.9	$6,045.8	749.1	12
Revenues from franchised and affiliated restaurants	2,333.8	2,034.7	299.1	15

TOTAL REVENUES	9,128.7	8,080.5	1,048.2	13

Operating costs and expenses
Company-operated restaurant expenses	5,812.9	5,253.4	559.5	11
Franchised restaurants—occupancy costs	492.1	454.3	37.8	8
Selling, general & administrative expenses	954.0	862.8	91.2	11
Other operating expense, net	45.4	9.2	36.2	n/m
Total operating costs and expenses	7,304.4	6,579.7	724.7	11

OPERATING INCOME	1,824.3	1,500.8	323.5	22

Interest expense	179.8	203.5	(23.7)	(12)
Nonoperating expense, net	20.8	41.5	(20.7)	(50)
Income before provision for income taxes	1,623.7	1,255.8	367.9	29
Provision for income taxes	521.5	420.7	100.8	24
Income before cumulative effect of accounting change	1,102.2	835.1	267.1	32
Cumulative effect of accounting change, net of tax*	—	(36.8)	n/m	n/m

NET INCOME	$1,102.2	$798.3	303.9	38

PER COMMON SHARE-DILUTED:

Income before cumulative effect of accounting change	$0.87	$0.66	0.21	32
Cumulative effect of accounting change*	$—	$(0.03)	n/m	n/m
Net income	$0.87	$0.63	0.24	38
Weighted average common shares outstanding-diluted	1,271.6	1,273.0

n/m	Not meaningful

*	Relates to change in accounting for asset retirement obligations in 2003.